Furniture Brands International, Inc.



                         Description of Employment Agreement
                                     between
                         Furniture Brands International, Inc.
                                       and
                             Wilbert G. Holliman, Jr.

          Mr. Holliman has agreed to serve as President and Chief Executive Officer of Furniture Brands International, Inc. for not less than three years from January 1, 1997 at an initial salary of $750,000 per year, with an initial target incentive bonus of 50% of base salary under the Furniture Brands Executive Incentive Plan. Also, as of January 1, 1997 he will become a participant in the Furniture Brands pension and welfare benefit plans. Should he serve three years, then, beginning at age 65 (which is September 2002), he will be entitled to a bonus payment of $1 million per year for three years. This payment will be made to his beneficiaries or to his estate should he die after January 1, 2000 but before reaching age 68. As of January 1, 1997, this agreement will supercede his current employment agreement with Action Industries, Inc.